CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-140631 on Form SB-2 of our report dated February 1, 2008, relating to the financial statements of Cornerstone Pharmaceuticals, Inc, (“the Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding 1) factors that cause substantial doubt about the Company’s ability to continue as a going concern referred to in Note 1 and 2) the restatement referred to in Note 13), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 1, 2008